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                                                                     Exhibit 2.2
                                 PROMISSORY NOTE


U.S.  $500,000                                                 January 14, 2000



         FOR VALUE RECEIVED, Escalon Medical Corp. with an office at 351 East Conestoga Road, Wayne, PA 19087 ("Maker") promises to pay to the order of Louis Katz, as Agent, with an address at 72-53 141st Street, Flushing, NY 11367 ("Holder") the principal sum of $500,000. The entire principal amount of this Note shall be due and payable 125 days from the date hereof. This Note has been issued pursuant to Section 4.03 of that certain Stock Purchase Agreement dated January 14, 2000 among Maker, Sonomed, Inc. and the former stockholders of Sonomed, Inc., to which reference is made for additional terms upon which this Note has been issued, may be adjusted and shall be repaid. This Note shall not bear interest, except as expressly provided for herein.

         Maker may prepay this Note at any time without penalty.

         If the Maker shall default in the payment of any installment of principal or interest under this Note, interest shall accrue on all amounts payable hereunder that are not paid when due at a rate per annum equal to 10% (the "Post-Default Rate") and shall be payable on demand.

         In the event that interest in excess of the maximum lawful rate of interest under applicable law shall be paid to Maker hereunder, the excess interest amount shall promptly be refunded to Maker.

         Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other forbearance or indulgence without notice.

         All notices and payments hereunder shall be delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses set forth above, or such other address as may be designated form time to time by such notice.

         Maker (i) agrees that any legal suit, action or proceeding arising out of or relating to this Note may be instituted in a court of the State of New York, in the County of New York or the Federal Court for the Southern District of New York and (ii) waives any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such venue. Further, Maker agrees that the mailing of any process in any suit, action or proceeding in accordance with the notice provisions of this Note shall constitute personal service thereof.




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         If a default occurs, Holder may declare this Note to be immediately due and payable and exercise any and all remedies available to him under law. If suit is brought to collect this Note, Maker agrees to pay all of Holder's costs and expenses of collection of this Note, including but not limited to reasonable attorneys' fees. The failure of Holder to exercise any right or remedy, including acceptance by Holder of a partial or delinquent payment, shall not constitute a waiver of any obligation of Maker or right of Holder, or constitute a waiver of any other similar default occurring subsequently. Maker hereby consents that at any time, or from time to time, payments of any sum payable under this Note may be extended without notice whether for a definite or indefinite time and without affecting Maker's liability hereunder.

         This Note may be assigned by Maker to, and Maker's obligations under this Note may be assumed by, Maker's wholly owned subsidiary, Sonomed, Inc., provided that (a) Maker and Sonomed, Inc. shall execute and deliver to the Agent an instrument of assignment and assumption reasonably satisfactory to the Agent, and (b) Maker shall remain jointly and severally liable for all obligations of Maker hereunder.

         This Note shall be governed by the laws of the State of New York.


                                                ESCALON MEDICAL CORP.


                                                By: /S/ Richard J. DePiano
                                                   ---------------------------

                                                Title: Chief Executive Officer
                                                      ------------------------



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